Exhibit 99.1

 Company Presentation  JU LY 2022

 Cautionary Statement  Factors that might cause such a difference include, but are not limited to:  the impact of the COVID-19 pandemic on the health and safety of our employees, users, as well as the physical and economic impacts of the various recommendations, orders, and protocols issued by local and national govern- mental agencies in light of continual evolution of the pandemic, including any periodic reimplementation of preventative measures in various global locations; unexpected or rapid changes in the growth or decline of our domestic and/or international markets; the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;  difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels of  This presentation contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this pre- sentation include, but are not limited to, quotations from management regarding confidence in  our products, services, business trajectory and plans, certain business metrics, including anticipated revenues and net income for the year and, in particular, through the second quarter of 2022, and the timing, means and amount of anticipated stock repurchases. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.  More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.  employment, salaries and wages, inflation and consumer confidence, particularly in light of the pandemic and as pandemic-related restrictions are eased regionally and globally;  unexpected or rapid changes in the growth or decline of our domestic and/or international markets;  increasing competition from existing and new competitors;  rapidly evolving and groundbreaking advances that fundamentally  alter the digital asset and cryptocurrency industry;  continued compliance with regulatory requirements;  volatility in the price of cryptocurrencies such as Bitcoin and other  digital assets  •  the possibility that the development and release of new products or  and enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market  for the sale of these new or enhanced products may not develop as  expected;  the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;  the compromise of user data for any reason  foreign, operational or political risks relating to our operations;  and the loss of key personnel, labor shortages or work stoppages.

 Exodus makes cryptocurrency, DeFi, and NFTs easy and secure for everyone  Exodus is a self-custodial platform that acts as the home base for all of a customer’s crypto needs – from HODLing to DeFi.  Our intuitive design and industry-leading customer support ensures everyone can fully experience everything that cryptocurrency has to offer: mobile, desktop, and browser extension.  Founded in 2015  300+ Supported crypto assets  290+ Full-time equivalent employees  $80M+ Cash and crypto on hand 2.7M Funded wallets  24/7 Human support 200+ Countries supported

 20  5  80  Exodus Evolution  YEA R- O VER- YEAR   desktop  Founded  Family  Exchange  added  on platform  app  released  Partners  Released  Q4  Jul  2016  Q1 2017  Q3/4 2018  Q1  2019  Q1  2020  Q1  Q2 2021  Q1  2022  2015  Exodus  Mobile app  Compound  2021  200+ Assets  Movement,  Raised $250k  Released  Finance &  Raised $75  Custom Tokens;  Exodus  Inc. Officially  Friends and  4x  50+ assets  SportX  Shares  million under  ExoDex;  Reg A  Wallet Connect  Raise  Product  Company  Q3  2016  Q4  2017  Q1  2018  Q1/2  2019  Q3  2019  Q2 2020  Q4  2021  Q1  2022  Q1  2022  Raised $300k  Achieved  Enterprise  Expansion of  Apps platform  Rewards app  FTX  Fiat On Ramp  Web3  BnktotheFuture  Profitability  Grade  the Leadership  Released  Released  Integration  Released  Browser  Infrastructure  Upgrades  Team  Staking  Available  Extension  Released  60  220  280

 Monthly Active Users  ($ IN MILLIONS )  Total Exchange Volume  108,199  Q4 2019  148.882  Q1 2020  148,587  Q2 2020  198,400  Q3 2020  265,377  Q4 2020  745,012  Q1 2021  832,384  Q2 2021  902,986  Q3 2021  914,912  Q4 2021  874,355  Q1 2022  817,972  Q2 2022  83  Q4 2019  156  Q1 2020  186  Q2 2020  336  Q3 2020  385  Q4 2020  1,426  Q1 2021  1,632  Q2 2021  1,026  Q3 2021  1,390  Q4 2021  730  Q1 2022  700  Q2 2022  202  207  104  53  37  447  943  498  323  703  523  543  1,089  372  1,054  95  385  336  186  118  20  63  US Volume ($M)  International Volume ($M)  Impressive Company Metrics

 ($ IN MILLIONS )  Annual Revenue  ($ IN MILLIONS )  Gross Profit  $ 7.9  $ 21.3  $ 95.8  $ 1.3  $ 12.5  $ 74.8  2019  2020  2021  2019  2020  2021  Robust Growth  IN MILLIONS $ (Q2 2022 ARE PRELIM)

 Key Differentiators  Current response time is under 9 minutes to human support  1/3  Intuitive design  2/3  Customer Success  3/3  Self Custodial  The speed of centralized crypto exchanges without the risk or rules of third party custody  Private keys are only stored on users’ devices to ensure only the account owner has access  Custodial  Subject to Bankruptcy Risk  Yes  No  Company Controls  Assets  Yes  No

 Visionary leadership  Chief Financial Officer  James Gernetzke  Partnering to grow business is in James’ DNA. Previously CFO of Banyan Medical Systems and Director of Finance at First Data (Fiserv), he is a CPA and received his MBA from Kellogg at Northwestern.  VP Product  Phil Haymes  Phil brings in a wealth of experience in product management to Exodus. With over 18 years of experience, he excels at setting up high performance teams that deliver successful products across the board.  Chief Technology Officer  Matias Olivera  He joined Exodus in December 2019 and immediately made a huge impact in his multiple roles as a technical lead and then most recently as an engineering manager. He recently moved into the role of CTO to help the company to continue to grow in the world of Web3  Head DevSecOps  John Staker  Being one of the first employees added to the company, John is a true OG. With close to 5 years of experience at Exodus, he managed to set up a secure, yet harmonious integration between our Development, Security and Operations teams.  Chief People Officer  Sabrina Grissom  Our very own “Yoda of Crypto HR” Sabrina makes sure our global remote team has everything they need to thrive. She comes to Exodus after leading US talent for eToro and Senior HR positions at Noble Markets, Voxy & ZocDoc.  Chief Legal Officer  Veronica McGregor  Veronica brings over 20 years experience as legal counsel to fast-growing companies in the crypto space. Recently she served as Chief Legal Officer at Shapeshift. Veronica received her JD from the University of California.  VP Community Support  Shoshi Yam Zanmei  Community engagement is one of the things that sets us apart in a crowded field, and Shoshi leads our fanatical support team. Previously, she worked as a consultant providing turnkey services to Ethereum based projects.  Co-Founder and CEO  JP Richardson  JP’s passion for cryptocurrency and belief in a better financial system set the stage for found- ing Exodus with Daniel. He continues to set our company vision and values and keeps us all on mission.  Co-Founder and President  Daniel Castagnoli  From subtle sounds to smooth animations, Daniel and his team take care of each detail. He is a master of emotional design and has designed experiences for Apple, BMW, Disney, Louis Vuitton, and Nike.  8  VP Engineering  Sean Coonce  A true Crypto wizard, Sean leads our engineering teams and ensures that we have industry leading technology at the hear of our product. He comes to Exodus from c|net, WhiskeyMedia, Guidebook and BitGo.

 ($ IN MILLIONS )  Cash and Digital assets  Capital Structure  Strong Balance Sheet  AS OF MARCH 31, 2022    US Dollar Coin  (USDC) and US Dollar (USD)  51.9 US$  ~$123  MILLION   *   Ethereum (ETH)  8.3 US$   Algorand (ALGO)  3.7 US$   Bitcoin (BTC)  59.2 US$  *Based on market value  Total Shares O/S  25.2  Class A (Publicly-Traded)  3.1  FTX  1.9  Class B (10:1 Voting Rights)  22.1  Co-Founders  18.8  Bnk to the Future  1.2  Shapeshift  1.0  Equity Incentive Plans  5.2  Issued and O/S  2.7  Authorized  2.5  Fully Diluted Shares O/S  30.4

 Catalysts & Takeaways from 1Q 2022  Next chapter in Exodus evolution with the multi-chain, multi-asset Browser Extension. Ethereum support released on June 10th  10  We have over $80 million in available liquidity  New logo represents a full embrace of our focus on Web3  MAUs remain strong and were  +11% YoY  We have seen strong volume with our partnership with Ramp and MoonPay, adding more on-ramp partnerships.  “Not your keys, not your coins” remains our mantra and our valued differentiator from our competitors  1/6  Browser extension released on May 17  4/6  Balance sheet remains strong  2/6  New logo  5/6  User loyalty offset quiet quarter  3/6  Successful Fiat on-ramp  6/6  Beauty of self- custody

 2022 vision is to be the go-to app  for all things Web3

 Thank you.